Exhibit 99.1

Acadia Pharmaceuticals Reports First Quarter 2025 Financial Results and Operating Overview

- First quarter total revenues of $244.3 million, up 19% year-over-year

- First quarter NUPLAZID® (pimavanserin) net product sales of $159.7 million, up 23% year-over-year

- First quarter DAYBUE® (trofinetide) net product sales of $84.6 million, up 11% year-over-year, and up 9.5% in unique patients shipped

- Reiterates full year 2025 revenue guidance including DAYBUE net sales of $380 to $405 million and NUPLAZID net sales of $650 to $690 million

- Accelerated timing for COMPASS PWS Phase 3 study of ACP-101 in Prader Willi Syndrome, topline results now expected in early Q4 2025

SAN DIEGO, CA, May 7, 2025 – Acadia Pharmaceuticals Inc. (Nasdaq: ACAD) today announced its financial results for the first quarter ended March 31, 2025.

“2025 is off to a strong start for Acadia, achieving total revenue of $244.3 million in the first quarter,” said Catherine Owen Adams, Chief Executive Officer. “DAYBUE has achieved meaningful patient growth for the first time since the second quarter of 2024, serving more patients this quarter than in any prior quarter, and NUPLAZID continues to drive strong momentum from the direct-to-consumer campaign we launched last year. We’re continuing to execute on our commitment to expand the DAYBUE franchise globally and recently served the first patient outside the U.S. through our managed access program in the European Union. As we look ahead, we’re excited to share that we now expect the topline results from our COMPASS PWS Phase 3 study of ACP-101 early in the fourth quarter of 2025. We are also looking forward to sharing more details about our pipeline programs at our inaugural R&D Day next month.”

Company Updates

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During the first quarter, the Company reached a record high with 954 unique patients receiving a DAYBUE shipment.
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In May, the Company completed its planned 30% expansion of the DAYBUE field force to support broader engagement with healthcare professionals that treat Rett syndrome patients.
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In April, the first shipment of DAYBUE was made to a Rett syndrome patient in the European Union under Acadia’s managed access program.
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As a result of favorable enrollment trends in the COMPASS PWS Phase 3 study of ACP-101 (intranasal carbetocin) in Prader Willi Syndrome, the Company now expects topline results from the study early in the fourth quarter of 2025. If results are positive, the Company anticipates submitting a New Drug Application to the U.S. Food and Drug Administration in the first quarter of 2026.

Financial Results

Revenues

Total revenues comprising of net product sales from NUPLAZID and DAYBUE were $244.3 million, up 19% from the first quarter of 2024.

Net product sales of NUPLAZID were $159.7 million in the first quarter of 2025, an increase of 23% as compared to $129.9 million for the first quarter of 2024. The 23% year-over-year increase in net product sales of NUPLAZID included 6% volume growth in 2025 compared to 2024 and a seasonal reduction in gross to net from the Medicare Part D redesign as part of the Inflation Reduction Act.

Net product sales of DAYBUE were $84.6 million for the first quarter of 2025, an increase of 11% as compared to $75.9 million for the first quarter of 2024. The increase in net product sales of DAYBUE was primarily due to the growth in unit sales as the Company shipped to more unique patients.

Research and Development

Research and development expenses were $78.3 million, compared to $59.7 million for the three months ended March 31, 2025, and 2024, respectively. The increase was mainly due to increased costs from clinical stage programs.

Selling, General and Administrative

Selling, general and administrative expenses were $126.4 million and $108.0 million for the three months ended March 31, 2025, and 2024, respectively. The increase for this period was primarily driven by the costs related to the consumer activation program to support the NUPLAZID franchise and higher commercial operation expenses for the planned expansion of the DAYBUE team.

Net Income

For the three months ended March 31, 2025, Acadia reported net income of $19.0 million, or $0.11 per common share, compared to net income of $16.6 million, or $0.10 per common share, for the same period in 2024.

Cash and Investments

At March 31, 2025, Acadia’s cash, cash equivalents and investment securities totaled $681.6 million, compared to $756.0 million at December 31, 2024. While cash flow from operating activities was positive in the first quarter, the Company made total payments to Neuren Pharmaceuticals Limited (Neuren) in the amount of $98.8 million during the quarter related to Neuren’s share of the net proceeds from the Company’s recent sale of its Rare Pediatric Disease Priority Review Voucher and an annual net sales milestone.

Full Year 2025 Financial Guidance

Acadia is reiterating its 2025 guidance that was provided on February 26, 2025 with the exception of R&D expenses:

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Total Revenues (U.S. only) of $1.03 to $1.095 billion.
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NUPLAZID net product sales in the range of $650 to $690 million.
•
DAYBUE net product sales (U.S. only) in the range of $380 to $405 million.
•
R&D expense in the range of $330 to $350 million, up from prior guidance range of $310 to $330 million primarily due to the acceleration of the ACP-101 Phase 3 study timeline.
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SG&A expense in the range of $535 to $565 million.

Conference Call and Webcast Information

Acadia will host a conference call to discuss the first quarter 2025 results today, Wednesday, May 7, 2025 at 1:30 p.m. PT/4:30 p.m. ET. The conference call may be accessed by registering for the call here. Once registered, participants will receive an email with the dial-in number and unique PIN number to use for accessing the call.

About NUPLAZID® (pimavanserin)

Pimavanserin is a selective serotonin inverse agonist and antagonist preferentially targeting 5-HT2A receptors. These receptors are thought to play an important role in neuropsychiatric disorders. In vitro, pimavanserin demonstrated no appreciable binding affinity for dopamine (including D2), histamine, muscarinic, or adrenergic receptors. Pimavanserin was approved for the treatment of hallucinations and delusions associated with Parkinson’s disease psychosis by the U.S. Food and Drug Administration in April 2016 under the trade name NUPLAZID.

About DAYBUE™ (trofinetide)

Trofinetide is a synthetic version of a naturally occurring molecule known as the tripeptide glycine-proline-glutamate (GPE). The mechanism by which trofinetide exerts therapeutic effects in patients with Rett syndrome is unknown. Trofinetide was approved for the treatment of Rett syndrome in adults and pediatric patients 2 years of age and older by the U.S. Food and Drug Administration in March 2023 under the trade name DAYBUE.

About Acadia Pharmaceuticals

Acadia is advancing breakthroughs in neuroscience to elevate life. Since our founding we have been working at the forefront of healthcare to bring vital solutions to people who need them most. We developed and commercialized the first and only FDA-approved drug to treat hallucinations and delusions associated with Parkinson’s disease psychosis and the first and only approved drug in the United States and Canada for the treatment of Rett syndrome. Our clinical-stage development efforts are focused on Prader-Willi syndrome, Alzheimer’s disease psychosis and multiple other programs targeting neuroscience and neuro-rare diseases. For more information, visit us at Acadia.com and follow us on LinkedIn and X.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements other than statements of historical fact and can be identified by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential,” “continue” and similar expressions (including the negative thereof) intended to identify forward-looking statements. Forward-looking statements contained in this press release, include, but are not limited to, statements about: (i) our business strategy, objectives and opportunities, including support for and innovations in our pipeline assets and business development opportunities, investments in consumer activation, expansion of our DAYBUE sales force in the US, and building of our EU commercial team, and potential for enhanced shareholder value; (ii) plans for, including timing, development and progress of commercialization or regulatory timelines for our products, including NUPLAZID and DAYBUE, and our product candidates; (iii) benefits to be derived from and efficacy of our products, including the potential advantages of our products; (iv) the timing and conduct of and topline results for our clinical trials, including the timing of topline results from our clinical trial in Prader-Willi syndrome, the continuing enrollment in our clinical trials in Alzheimer’s disease psychosis, the initiation of our clinical trial in Lewy Body Dementia Psychosis, and the timing and content of our presentations or announcements regarding our clinical trials; (v) our estimates regarding our future financial performance, profitability, capital requirements or expenses, including our full year 2025 financial guidance, and (vi) our ability to successfully complete additional business development transactions. Forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other factors that may cause our actual results, performance or achievements to differ materially and adversely from those anticipated or implied by our forward-looking statements. Such risks, uncertainties and other factors include, but are not limited to: our dependency on the continued successful commercialization of our products and our ability to maintain or increase sales of our products; our plans to commercialize DAYBUE globally and trofinetide in the EU; the costs of our commercialization plans and development programs, and the financial impact or revenues from any commercialization we undertake; our ability to obtain necessary regulatory approvals for our product candidates and, if and when approved, market acceptance of our products; the risks associated with clinical trials and their outcomes, including risks of unsuccessful enrollment and negative or inconsistent results; our dependence on third-party collaborators, clinical research organizations, manufacturers, suppliers and distributors; the impact of competitive products and therapies; our ability to generate or obtain the necessary capital to fund our operations; our ability to grow, equip and train our specialized sales forces; our ability to manage the growth and complexity of our organization; our ability to maintain, protect and enhance our intellectual property; and our ability to continue to stay in compliance with applicable laws and regulations. Given the risks and uncertainties, you should not place undue reliance on these forward-looking statements. For a discussion of these and other risks, uncertainties and other factors that may cause our actual results, performance or achievements to differ, please refer to our annual report on Form 10-K for the year ended December 31, 2024 as well as our subsequent filings with the Securities and Exchange Commission from time to time, including our quarterly report on Form 10-Q for the quarter ended March 31, 2025. The forward-looking statements contained herein are made as of the date hereof, and we undertake no obligation to update them after this date, except as required by law.

ACADIA PHARMACEUTICALS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2025	2024
Revenues
Product sales, net	$244,317	$205,831
Total revenues	244,317	205,831
Operating expenses
Cost of product sales (1)(2)	20,392	22,951
Research and development (2)	78,265	59,679
Selling, general and administrative (2)	126,370	107,991
Total operating expenses	225,027	190,621
Income from operations	19,290	15,210
Interest income, net	7,901	5,506
Other income	588	286
Income before income taxes	27,779	21,002
Income tax expense	8,792	4,447
Net income	$18,987	$16,555
Earnings per share:
Basic	$0.11	$0.10
Diluted	$0.11	$0.10
Weighted average common shares outstanding:
Basic	166,808	164,798
Diluted	167,668	166,623

(1) Includes license fees and royalties

(2) Includes the following stock-based compensation expense

Cost of product sales, license fees and royalties	$334	$153
Research and development	$3,433	$4,093
Selling, general and administrative	$7,613	$10,504

ACADIA PHARMACEUTICALS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2025	December 31, 2024
	(unaudited)
Assets
Cash, cash equivalents and investment securities	$681,577	$755,993
Accounts receivable, net	105,743	98,739
Interest and other receivables	7,971	5,956
Inventory	22,948	21,949
Prepaid expenses	52,703	55,681
Total current assets	870,942	938,318
Property and equipment, net	3,498	4,215
Operating lease right-of-use assets	50,614	46,571
Intangible assets, net	117,060	119,782
Restricted cash	8,770	8,770
Long-term inventory	80,025	69,741
Other assets	1,455	359
Total assets	$1,132,364	$1,187,756
Liabilities and stockholders’ equity
Accounts payable	$18,095	$16,192
Accrued liabilities	284,435	378,678
Total current liabilities	302,530	394,870
Operating lease liabilities	44,634	42,037
Other long-term liabilities	19,963	18,056
Total liabilities	367,127	454,963
Total stockholders’ equity	765,237	732,793
Total liabilities and stockholders’ equity	$1,132,364	$1,187,756

Investor Contact:

Acadia Pharmaceuticals Inc.

Al Kildani

(858) 261-2872

ir@acadia-pharm.com

Acadia Pharmaceuticals Inc.

Jessica Tieszen

(858) 261-2950

ir@acadia-pharm.com

Media Contact:

Acadia Pharmaceuticals Inc.

Deb Kazenelson
(818) 395-3043

media@acadia-pharm.com